Exhibit 10.1

AMENDMENT NUMBER TWO

WEST CORPORATION 2006 EXECUTIVE INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of West Corporation, a Delaware corporation (the “Company”), adopted the West Corporation 2006 Executive Incentive Plan (the “Plan”) effective as of October 24, 2006;

WHEREAS, the Board now desires to amend the Plan to increase the number of shares of Common Stock which may be awarded under the Plan;

NOW, THEREFORE, effective as of December 31, 2011, the second sentence of Section 4(a) of the Plan is amended and restated in its entirety as follows:

“In addition, an aggregate maximum of 38,435,427 shares of Common Stock may be delivered in satisfaction of other Awards under the Plan; provided that not more than 11,276,291 shares may be delivered in satisfaction of incentive stock options, within the meaning of Section 422 of the Code.”